U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 24, 2012

GREATBATCH, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-16137	16-1531026
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2591 Dallas Parkway, Frisco, Texas	75034
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (716) 759-5600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04    Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On December 24, 2012, Greatbatch, Inc. (the "Company") announced that it will be redeeming the nominal remaining outstanding aggregate principal amount of its 2¼ % Convertible Subordinated Debentures dated May 2003 and due June 2013, and the entire $197,782,000 in outstanding aggregate principal amount of its 2¼% Convertible Subordinated Debentures dated March 2007 and due June 2013 (collectively, the "Debentures") at 100% of par. The redemptions are expected to be funded with availability under the Company's existing $400 million line of credit with interest at Libor plus the applicable margin, which ranges between 1.5% and 3.0% based on the Company’s total leverage ratio. The Company has entered into a $150 million, three year, receive one-month Libor, pay fixed rate of 0.573%, amortizing $50 million per year interest rate swap in order to hedge a portion of the interest rate risk associated with these anticipated borrowings.  The redemption will be treated as an extinguishment of debt for accounting purposes, which will be recorded in the first quarter of 2013.

A copy of the press release relating to the redemption is filed as exhibit 99.1 to this report.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

 99.1 Press Release dated December 24, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:	December 24, 2012	GREATBATCH, INC.

		By:	/s/ Michael Dinkins
Michael Dinkins
Senior Vice President and
Chief Financial Officer